Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Update of Conversion Rate for the Mandatory Conversion of its Series B 6.75% Convertible Perpetual Preferred Stock
Richmond, VA January 12, 2017 / PRNEWSWIRE

Universal Corporation (NYSE:UVV) (“Universal”) today announced that it had updated the conversion rate to 22.4306 from 22.3920 on the mandatory conversion of its Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”).
As previously announced, all outstanding shares of the Series B Preferred Stock will mandatorily convert on January 13, 2017 (the “Mandatory Conversion Date”). Universal has elected to settle its conversion obligation in cash. Holders of the Series B Preferred Stock will receive the product of the conversion rate, 22.4306, and the average volume weighted average price of Universal’s common stock during the cash settlement averaging period, for each share of Series B Preferred Stock converted. The cash settlement averaging period will begin on January 17, 2017, the trading date following the Mandatory Conversion Date, and will run for ten trading days, ending on January 30, 2017. Cash settlement will occur on January 31, 2017, and the Company intends to use cash on hand for the settlement.
From and after the Mandatory Conversion Date, the Series B Preferred Stock not previously converted will cease to be outstanding and all rights of the holders with respect to the Series B Preferred Stock will terminate, except for the right to receive cash, as described above.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2016, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.
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